Magnolia Solar Corporation Announces NYSERDA Program Award for Development of Low Cost Nanostructure-based Thin Film Solar Cells

WOBURN, MA -- Magnolia Solar Corporation (OTCBB: MGLT) ("Magnolia Solar"), a developer of low-cost, thin-film photovoltaic modules used in defense and commercial applications, announced today that its wholly owned subsidiary has recently received a $1 million award from the New York State Energy Research and Development Authority (NYSERDA). This award is to develop advanced thin-film solar cells in partnership with the College of Nanoscale Science and Engineering (“CNSE”) of the University at Albany.

Magnolia Solar has the technology to capture a broader spectrum of the sun’s energy and to reduce energy losses due to reflection. This technology uses non-toxic materials on low-cost substrates to produce high-efficiency, low-cost solar cells. Magnolia Solar will work in close collaboration with faculty and scientists from CNSE’s Energy and Environmental Technology Applications Center (“E2TAC”) at CNSE’s Albany NanoTech Complex to demonstrate its technologies in nanostructure-based thin film solar cells. The program, which is designed to improve energy efficiency while reducing production costs, is also being supported by Professor Fred Schubert at RPI. Magnolia Solar has received a NYSERDA order for the first phase of this three-phase development program.

Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation, commented, "We are delighted to receive this critical funding from NYSERDA, and to have the opportunity to play a role in providing future energy solutions for New York State. We are committed to growing in the Albany region, supported by the world-class intellectual and technological infrastructure at CNSE’s Albany NanoTech Complex.” Dr. Sood continued, “Magnolia Solar’s mission is to provide environmentally responsible and low-cost solutions for the solar power industry, and to be an integral part of New York’s green energy future."

Dr. Pradeep Haldar, CNSE Professor and Head of NanoEngineering and Executive Director of E2TAC, commented, “We look forward to working closely with Magnolia Solar on this innovative clean energy research, which enhances New York’s push to accelerate the development of renewable and environmentally friendly energy technologies. This partnership further demonstrates CNSE’s growing portfolio in supporting both innovative technologies and companies in the critical alternative energy sector.”

Francis J. Murray, Jr., NYSERDA President and CEO, stated, “NYSERDA is pleased to help Magnolia expand their work in New York State. NYSERDA’s early-stage investments in innovative, environmentally-friendly technologies offer the promise of new jobs and industries for New York in the future. The new products that result from these investments will help us realize Governor David Paterson’s vision for a clean energy economy that uses new and emerging technologies to save energy, create jobs, and improve our environment.”

About Magnolia Solar Corporation: Magnolia Solar Corporation, through its wholly-owned subsidiary, Magnolia Solar, Inc. is commercializing its nanotechnology-based, high efficiency, thin film technology that can be deposited on glass and other flexible structures. This technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell's, thereby reducing the cost per watt.

Magnolia Solar is focused on becoming a highly competitive, low cost provider of thin-film photovoltaic modules for terrestrial applications for defense and commercial markets. Magnolia's primary goal is to introduce modules that offer significant cost savings per watt over traditional silicon based solar cells. Its technology solution is also suitable for use in electrical grid and distributed power requirements such as lighting, residential, and commercial applications.

For more information, please visit www.MagnoliaSolar.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact;

Hanover Financial Services
Ronald J. Blekicki
info@hanoverfinancialservices.com
303-494-3617